EXHIBIT 99.1

The Community Financial Corporation Reports Operating Results for the Three and Nine Months Ended September 30, 2019

WALDORF, Md., Oct. 22, 2019 (GLOBE NEWSWIRE) -- The Community Financial Corporation (NASDAQ: TCFC) (the “Company”), the holding company for Community Bank of the Chesapeake (the “Bank”), reported its results of operations for the third quarter and nine months ended September 30, 2019.

The Company reported net income for the three months ended September 30, 2019 (“2019Q3”) of $3.7 million or diluted earnings per share of $0.66 compared to a net income for the third quarter of 2018 (“2018Q3”) of $3.9 million or a diluted earnings per share of $0.70. The Company’s return on average assets (“ROAA”) and return on average common equity (“ROACE”) were 0.84% and 8.86% in 2019Q3 compared to 0.96% and 10.29% in 2018Q3. For the three months ended June 30, 2019 (“2019Q2”), net income, diluted earnings per share, ROAA and ROACE were $3.6 million, $0.65, 0.84% and 8.99%, respectively.

Net income for the nine months ended September 30, 2019 (“2019YTDQ3”) was $11.2 million or $2.01 per diluted share compared to net income of $7.4 million or $1.34 per diluted share for the nine months ended September 30, 2018 (“2018YTDQ3”). The first nine months results in 2018 included merger and acquisition costs net of tax of $2.7 million. Merger and acquisition costs did not impact earnings per share in 2019YTDQ3. The impact of merger and acquisition costs resulted in a reduction to 2018YTDQ3 earnings per share of approximately $0.48. The Company’s ROAA and ROACE were 0.87% and 9.22% in 2019YTDQ3 compared to 0.62% and 6.68% in 2018YTDQ3.

The Company completed the acquisition of County First Bank (“County First”) on January 1, 2018, increasing the Company’s asset size by $200 million to just under $1.6 billion. At 2019Q3 the Company’s assets were just under $1.9 billion. The Company closed four of the five acquired County First branches during May of 2018. The La Plata downtown branch remains open. County First closed its Fairfax, Virginia loan production office prior to the legal merger. The first nine months of 2018 included operating expenses to support the merged operations with County First Bank. The closure of four branches and reductions in headcount during the third quarter of 2018 positively impacted the Company’s operating expense run rate in the second half of 2018.

Management Commentary

During the nine months ended September 30, 2019, the Bank stabilized net interest margin, controlled expenses, continued to organically grow loans and improved credit quality.

The second and third quarters of 2019 were highlighted with a stable net interest margin of 3.33%. An inverted yield curve as well as strong competition, contributed to net interest margin contraction in the second half of 2018 and the first quarter of 2019. The Company projects overall loan growth for 2019 between 5%-7%. We continue to evaluate loan opportunities in light of marginal and total funding costs. Net interest margins should be positively impacted if Federal Reserve rate cuts steepen the yield curve. In the shorter run the Bank's slight liability sensitivity helped stabilize margins in the second and third quarters of this year.

The Company improved on-balance sheet liquidity over the last 18 months. Our loan to deposit ratio decreased from 103.1% at December 31, 2017 to 90.1% at 2019Q3. At the same time, wholesale funding, which includes brokered deposits and Federal Home Loan Bank advances, decreased from $261.9 million or 18.6% of assets at December 31, 2017 to $91.5 million or 4.9% of assets at 2019Q3. Increased liquidity provides more opportunities to lower our funding costs over time. Management is optimistic that fourth quarter 2019 net interest margins could remain stable because of the balance sheet's liability-sensitivity. During the third quarter of 2019 the cost of funds decreased at a slightly higher pace than asset repricing. However, the Bank's increased balance sheet liquidity from deposit growth during the third quarter of 2019 could offset margins until the funds can be utilized in higher interest-earning assets or improvements in the Company' funding mix decreases higher cost deposit funding in favor of lower cost funding sources.

We are pleased with progress in decreasing nonperforming assets in 2019. Overall nonperforming assets have decreased $7.8 million from $34.1 million at December 31, 2018 to $26.3 million at 2019Q3. Non-accrual loans, OREO and TDRs to total assets decreased 60 basis points to 1.42% at 2019Q3 compared to 2.02% at December 31, 2018. OREO expenses were slightly elevated during the second and third quarters related to a contract of $1.8 million on a commercial building. The sale is expected to settle in the fourth quarter of this year.

Management remains committed to controlling expenses. In the third quarter of 2019, the efficiency ratio and net operating expense to average assets were 62.48% and 1.82%, respectively. These ratios were impacted by the higher than anticipated OREO charges, and if adjusted for this activity were 60.84% and 1.77% , respectively (see Non-GAAP reconciliation schedules).

The Company has successfully integrated the County First acquisition into its existing franchise. The Company has returned to organic loan growth between 6%-7%. We believe current market disruptions will provide opportunities for continued organic growth.

Highlights at and for the three and nine months ended September 30, 2019 include:

  Net interest margin was stable and unchanged at 3.33% in 2019Q3 and 2019Q2. Net interest income increased $266,000 from $13.3 million in 2019Q2 compared to $13.5 million in 2019Q3. Accretion interest and nonaccrual interest impacted (increased) net interest margin by four basis points in 2019Q2 and 2019Q3, respectively. 2019Q3 loan yields and overall interest-earning asset yields decreased three and four basis points to 4.80% and 4.50%, respectively, compared to 4.83% and 4.54%, respectively, in 2019Q2.
  The Bank’s cost of funds decreased six points to 1.21% in 2019Q3 from 1.27% in 2019Q2. The third quarter stable net interest margin resulted in increased net interest income from interest-earning asset growth. Average loans increased $22.7 million from $1,354.5 million in 2019Q2 to $1,377.2 million in 2019Q3.
  Nonperforming assets continued to improve in the third quarter of 2019. Non-accrual loans, OREO and TDRs to total assets decreased 60 basis points to 1.42% at September 30, 2019 compared to 2.02% at December 31, 2018. Classified assets as a percentage of assets decreased 42 basis points to 2.00% at September 30, 2019 from 2.42% at December 31, 2018.
  During the third quarter, gross loans increased 8.1% annualized or $28.2 million from $1,387.2 million at June 30, 2019 (“at 2019Q2”) to $1,415.4 million at 2019Q3. Year to date gross loans increased 6.8% annualized or $68.5 million from $1,346.9 million at 2018Q4 to $1,415.4 million at 2019Q3.
  The Company’s average contractual interest rates for loans decreased slightly during the third quarter of 2019 as the Federal Reserve rate cuts began impacting loan repricing and offering rates. Loan yields on repricing and new loans increased during 2018 and continued until the second quarter of 2019, influenced by increases in the federal funds target rate and loan growth in higher yielding portfolios. End of period projected loan yields increased from the third quarter of 2017 until the second quarter of 2019. The following table is based on contractual interest rates and does not include the amortization of deferred costs and fees or assumptions regarding non-accrual interest:

Weighted End of Period Contractual Interest Rates

	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
(dollars in thousands)	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate	EOP Contractual Interest rate
Commercial real estate	4.64%	4.66%	4.63%	4.61%	4.56%
Residential first mortgages	3.96%	3.95%	3.94%	3.93%	3.90%
Residential rentals	4.80%	4.84%	4.79%	4.77%	4.75%
Construction and land development	5.29%	5.45%	5.41%	5.32%	5.13%
Home equity and second mortgages	5.38%	5.62%	5.62%	5.39%	5.14%
Commercial loans	5.65%	5.89%	5.91%	5.76%	5.59%
Consumer loans	6.41%	6.60%	6.88%	6.93%	6.91%
Commercial equipment	4.59%	4.60%	4.54%	4.52%	4.47%
Total Loans	4.66%	4.70%	4.68%	4.64%	4.57%
  Total deposits increased $130.3 million or 9.1% (12.2% annualized) to $1,560.0 million at 2019Q3 compared to $1,429.6 million at 2018Q4. The $130.3 million increase was comprised of a $142.6 million increase to transaction deposits and a $12.3 million decrease to time deposits. Non-interest bearing demand deposits have increased $34.0 million or 16.3% to $243.4 million (15.6% of deposits) at 2019Q3 compared to $209.4 million (14.7% of deposits) at 2018Q4.

  During the third quarter of 2019, total deposits increased $65.5 million with transaction accounts increasing $91.4 million partially offset by decreasing time deposits of $25.8 million. The Company estimates that between $30 million and $50 million of the third quarter deposit increases represent seasonal deposits that should decrease over the next six months.
  Net income in 2019Q3 increased $66,000 to $3.7 million, or $0.66 per share, compared to $3.6 million, or $0.65 per share, in the prior quarter. The Company’s ROAA and ROACE were 0.84% and 8.86% in 2019Q3 compared to 0.84% and 8.99% in the prior quarter. The Company had no material adjustments to operating net income1 in 2019Q3 and 2019Q2 and operating earnings per share, operating ROAA and operating ROACE were the same.

  The slight increase in earnings compared to the prior quarter was primarily the result of increased net interest income from a stable net interest margin and interest-earning asset growth. The increase in net interest income was partially offset by increases to the loan loss provision and noninterest expense.
	Three Months Ended
(dollars in thousands)	September 30, 2019	June 30, 2019	$ Variance	% Variance
Operations Data:
Interest and dividend income	$18,259	$18,118	$141	0.8%
Interest expense	4,734	4,859	(125)	(2.6)%
Net interest income	13,525	13,259	266	2.0%
Provision for loan losses	450	375	75	20.0%
Noninterest income	1,239	1,253	(14)	(1.1)%
Noninterest expense	9,224	9,116	108	1.2%
Income before income taxes	5,090	5,021	69	1.4%
Income tax expense	1,397	1,394	3	0.2%
Net income	$3,693	$3,627	$66	1.8%
  Operating net income decreased $173,000 or 4.5% to $3.7 million in 2019Q3 compared to $3.9 million in 2018Q3. The Company’s operating ROAA and operating ROACE were 0.84% and 8.86% in 2019Q3 compared to 0.96% and 10.31% in 2018Q3. Operating diluted earnings per share were $0.66 and $0.70, respectively, for the comparable periods.

  Operating net income increased $1.1 million or 10.8% to $11.2 million in 2019YTDQ3 compared to $10.1 million in 2018YTDQ3. The Company’s operating ROAA and operating ROACE were 0.87% and 9.22% in 2019YTDQ3 compared to 0.85% and 9.10% in 2018YTDQ3. Operating diluted earnings per share were $2.01 and $1.82, respectively, for the comparable periods.

  Improved earnings were the result of a change in the funding composition of the Bank’s interest-bearing liabilities, the control of operating costs, and organic loan growth partially offset by decreasing margins.
  Noninterest expense of $9.2 million in 2019Q3 increased $108,000 compared to $9.1 million in the prior quarter. During the third quarter of 2019, salaries and benefits increased approximately $225,000 from the prior quarter due to unanticipated health insurance claims. The Company reached several self-insurance limits at September 30, 2019 for the 2019 calendar year and as a result claims are expected to moderate during the fourth quarter of 2019. In addition, bonus accruals increased $195,000 from the prior quarter based on the Company's progress towards meeting year-end incentive goals. Salaries and benefits are expected to increase between two and four percent in 2019 compared to 2018. The higher range is based on the Company meeting incentive plan targets.

  The third quarter 2019 increase above the projected $8.8 million run rate was primarily due to higher health insurance claims, higher than average OREO valuation allowances and professional fees. The Company’s quarterly expense run rate is expected to range between $8.8 and $9.0 million for the fourth quarter of 2019. The increase over the previous quarter's projected $8.8 million run rate is due to anticipated increases in bonus accruals during the fourth quarter of 2019.

  The Company took an expected FDIC insurance credit of $172,000 in the third quarter of 2019 that offset the third quarter accrued FDIC expense.
  The following is a summary breakdown of noninterest expenses comparing 2019Q3 and 2019Q2:
	Three Months Ended
(dollars in thousands)	September 30, 2019	June 30, 2019	$ Change	% Change
Salary and employee benefits	$5,353	$4,881	$472	9.7%
OREO Valuation Allowance and Expenses	263	432	(169)	(39.1)%
Operating Expenses	3,608	3,803	(195)	(5.1)%
Total Noninterest Expense	$9,224	$9,116	$108	1.2%
  The GAAP efficiency ratio was 62.48% in 2019Q3 compared to 62.82% in 2019Q2. The non-GAAP (or “operating”) efficiency ratio2, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 60.84% in 2019Q3 compared to 60.11% in 2019Q2.

[1]	The Company defines operating net income as net income before merger and acquisition costs and the one-time deferred tax adjustment recorded for Tax Cuts and Jobs Act in the three months ended December 31, 2017. Operating earnings per share, operating return on average assets and operating return on average common equity is calculated using adjusted operating net income. See non-GAAP reconciliation schedules.
[2]	The Company maintains GAAP and non-GAAP measures for net operating expenses and noninterest expenses to calculate non-GAAP ratios. Adjusted net operating expense and adjusted noninterest expense exclude merger and acquisition costs, OREO gains and losses and expenses, and gains and losses on the sale of investments and other assets not considered part of recurring operations. See Reconciliation of GAAP and non-GAAP financial measures for the calculation of the below ratios:
 Efficiency Ratio - noninterest expense divided by the sum of net interest income and noninterest income.
 Net Operating Expense Ratio - noninterest expense less noninterest income divided by average assets.

Net Income

The Company reported net income for 2019Q3 of $3.7 million or diluted earnings per share of $0.66 compared to net income of $3.9 million or diluted earnings per share of $0.70 for 2018Q3. The Company’s ROAA and ROACE were 0.84% and 8.86% in 2019Q3 compared to 0.96% and 10.29% in 2018Q3.

Net income for 2019YTDQ3 was $11.2 million or $2.01 per diluted share compared to net income of $7.4 million or $1.34 per diluted share for 2018YTDQ3. The first nine months results in 2018 included merger and acquisition costs net of tax of $2.7 million. Merger and acquisition costs did not impact earnings per share in 2019YTDQ3. The impact of merger and acquisition costs resulted in a reduction to 2018YTDQ3 earnings per share of approximately $0.48. The Company’s ROAA and ROACE were 0.87% and 9.22% in 2019YTDQ3 compared to 0.62% and 6.68% in 2018YTDQ3.

The $3.8 million increase to net income in 2019YTDQ3 compared to 2018YTDQ3 was primarily due to decreased noninterest expense of $3.2 million, of which $3.6 million related to merger and acquisition costs incurred during 2018YTDQ3. In addition, the Company’s 2019YTDQ3 expenses were $457,000 higher than 2018YTDQ3 for all other noninterest expenses. The Company began to realize cost savings from the County First acquisition in the second half of 2018 with the closing of four branches and an operations center, an overall reduction in headcount and the elimination of duplicate processes and vendors. In addition, net interest income and noninterest income increased $1.8 million and $551,000, respectively comparing 2019YTDQ3 to 2018YTDQ3. Increased loan loss provisions of $385,000 partially offset pre-tax income for the comparable periods. The improvements to pre-tax income resulted in increased income tax expense of $1.3 million for 2019YTDQ3 compared to 2018YTDQ3.

Net Interest Income

Net interest income increased 6.0% or $764,000 to $13.5 million in 2019Q3 compared to $12.8 million in 2018Q3. Net interest margin at 3.33% in 2019Q3 decreased 10 basis points from 3.43% in 2018. Average interest-earning assets were $1,623.6 million for the third quarter of 2019, an increase of $135.7 million or 9.1%, compared to $1,487.9 million for the same quarter of 2018. Accretion interest and nonaccrual interest increased net interest margin by six basis points and four basis points in 2019Q3 and 2018Q3, respectively. The below table provides information on the impact of changes in volume and rate for the three months ended September 30, 2019 and 2018:

Three Months Ended September 30, 2019 compared to September 30, 2018

(dollars in thousands)	Volume	Due to Rate	Total
Loan portfolio (1)	$1,176	$281	$1,457
Investment securities, federal funds sold and interest bearing deposits	263	55	318
Total interest-earning assets	$1,439	$336	$1,775
Savings	$(1)	$—	$(1)
Interest-bearing demand and money market accounts	220	311	531
Certificates of deposit	39	463	502
Long-term debt	32	(51)	(19)
Short-term debt	(27)	25	(2)
Subordinated notes	—	(1)	(1)
TRUPs	—	1	1
Total interest-bearing liabilities	$263	$748	$1,011
Net change in net interest income	$1,176	$(414)	$764

(1) Average balance includes non-accrual loans

Net interest income increased 4.6% or $1.8 million to $39.8 million in 2019YTDQ3 compared to $38.1 million in 2018YTDQ3. Net interest margin at 3.32% in 2019YTDQ3 decreased 14 basis points from 3.46% in 2018YTDQ3. Average interest-earning assets were $1,598.6 million for the first nine months of 2019, an increase of $131.0 million or 8.9%, compared to $1,467.6 million for the same period of 2018. The below table provides information on the impact of changes in volume and rate for the nine months ended September 30, 2019 and 2018:

Nine Months Ended September 30, 2019 compared to September 30, 2018

(dollars in thousands)	Volume	Due to Rate	Total
Loan portfolio (1)	$3,093	$1,650	$4,743
Investment securities, federal funds sold and interest bearing deposits	970	330	1,300
Total interest-earning assets	$4,063	$1,980	$6,043
Savings	$(3)	$12	$9
Interest-bearing demand and money market accounts	988	1,564	2,552
Certificates of deposit	11	1,833	1,844
Long-term debt	(261)	22	(239)
Short-term debt	(254)	321	67
TRUPs	—	51	51
Total interest-bearing liabilities	$481	$3,803	$4,284
Net change in net interest income	$3,582	$(1,823)	$1,759

(1) Average balance includes non-accrual loans

Noninterest Income and Noninterest Expenses

Noninterest income at $1.2 million in 2019Q3 increased $169,000 compared to 2018Q3. The increase was primarily due to increased miscellaneous fees and service charges of $130,000. Noninterest income at $3.6 million in 2019YTDQ3 increased $551,000 compared to 2018YTDQ3. The increase was primarily due to increased miscellaneous fees and service charges of $325,000 and unrealized gains of $156,000 on equity securities in 2019YTDQ3 compared to unrealized losses of $86,000 on equity securities in 2018YTDQ3.

Noninterest expense increased $732,000 or 8.6%, to $9.2 million in 2019Q3 compared to $8.5 million in 2018Q3. The increase in noninterest expense for the comparable periods was primarily due to increased salary and benefits of $614,000 and OREO expenses of $98,000. Operating expenses increased $31,000 for the comparable periods as increases in advertising, professional fees and other expenses were offset by an anticipated FDIC insurance credit of $172,000 that was received in the third quarter of 2019. Adjusted noninterest expense, which excludes merger-related expenses and OREO related expenses increased $645,000 to $9.0 million in 2019Q3 compared to $8.3 million in 2018Q3.

During the third quarter of 2019 salaries and benefits increased approximately $225,000 from the prior quarter due to unanticipated health insurance claims. The Company reached several self-insurance limits at September 30, 2019 for the 2019 calendar year and as a result claims are expected to moderate during the fourth quarter of 2019. In addition, bonus accruals increased $195,000 from the prior quarter based on the Company's progress towards meeting year-end incentive goals. The third quarter 2019 increase above the projected $8.8 million run rate was primarily due to higher health insurance claims, higher than average OREO valuation allowances and professional fees. The Company’s quarterly expense run rate is expected to range between $8.8 and $9.0 million for the fourth quarter of 2019. The increase over the $8.8 run rate is primarily based on anticipated increases in bonus accruals during the fourth quarter of 2019.

The Company’s GAAP efficiency ratio was 62.48% in 2019Q3 compared to 61.40% in 2018Q3. The operating efficiency ratio, which excludes merger and acquisition costs, OREO gains and losses and other non-core activities, was 60.84% and 60.09% for the same periods. The Company’s GAAP net operating expense ratio was 1.82% in 2019Q3 compared to 1.85% in 2018Q3. The non-GAAP net operating expense ratio, which excludes merger and acquisition costs, investment gains and losses, OREO gains and losses and other non-core activities, was 1.77% and 1.80% for the same periods. The following is a summary of noninterest expense:

	Three Months Ended September 30,
(dollars in thousands)	2019	2018	$ Change	% Change
Salary and employee benefits	$5,353	$4,739	$614	13.0%
OREO Valuation Allowance and Expenses	263	165	98	59.4%
Merger and acquisition costs	—	11	(11)	(100.0)%
Operating Expenses	3,608	3,577	31	0.9%
Total Noninterest Expense	$9,224	$8,492	$732	8.6%

Noninterest expense decreased $3.2 million or 10.6%, to $26.7 million in 2019YTDQ3 compared to $29.9 million in 2018YTDQ3, of which $3.6 million of the variance was due to merger and acquisition costs incurred during 2018YTDQ3. The Company’s 2019 expense run rate has been positively impacted by the increased efficiencies from the County First acquisition and management’s continued focus on containing expense growth.

Adjusted noninterest expense, which excludes merger-related expenses and OREO related expenses increased $222,000, or 0.86%, to $26.0 million in 2019YTDQ3 compared to $25.8 million in 2018YTDQ3. Overall the modest increase in adjusted noninterest expense comparing 2019YTDQ3 to 2018YTDQ3 was primarily due to containing overall expense growth for salary and benefits and operating expenses. Increased efficiencies from the County First acquisition and updates to the Bank's technology platforms have allowed the Company to slow the growth of expenses as the asset size of the Bank has increased. Management believes it is important to continue the focus on creating additional operating leverage in the present low interest rate environment.

The Company’s GAAP efficiency ratio was 61.66% in 2019YTDQ3 compared to 72.83% in 2018YTDQ2. The operating efficiency ratio was 60.15% and 62.63% for the same periods. The Company’s GAAP net operating expense ratio was 1.79% in 2019YTDQ3 compared to 2.26% in 2018YTDQ3. The non-GAAP net operating expense ratio, which excludes merger and acquisition costs, investment gains and losses, OREO gains and losses and other non-core activities, was 1.75% and 1.90% for the same periods. The following is a summary breakdown of noninterest expense:

	Nine Months Ended September 30,
(dollars in thousands)	2019	2018	$ Change	% Change
Salary and employee benefits	$15,037	$14,915	$122	0.8%
OREO Valuation Allowance and Expenses	751	516	235	45.5%
Merger and acquisition costs	—	3,620	(3,620)	(100.0)%
Operating Expenses	10,957	10,857	100	0.9%
Total Noninterest Expense	$26,745	$29,908	$(3,163)	(10.6)%

Balance Sheet

Total assets increased $166.5 million, or 9.9%, to $1.86 billion at 2019Q3 compared to total assets of $1.69 billion at 2018Q4 primarily due to increases in net loans of $68.7 million and cash of $83.7 million. In addition total assets increased $4.6 million for investments, $2.1 million for OREO and $8.5 million in right of use assets for operating leases recorded in accordance with the new lease standard which was effective for the Company on January 1, 2019. All other assets increased $981,000. The Company’s loan pipeline was approximately $120.0 million at September 30, 2019. The following tables breakdown of growth for 2019Q3 and 2019YTDQ3 by portfolio:

BY LOAN TYPE	September 30, 2019%		June 30, 2019%		$ Change	Annualized % Change
Commercial real estate	$932,344	65.86%	$917,948	66.18%	$14,396	6.3%
Residential first mortgages	163,727	11.57%	156,670	11.29%	7,057	18.0%
Residential rentals	121,170	8.56%	121,990	8.79%	(820)	(2.7)%
Construction and land development	30,774	2.17%	35,662	2.57%	(4,888)	(54.8)%
Home equity and second mortgages	36,182	2.56%	35,866	2.59%	316	3.5%
Commercial loans	69,179	4.89%	67,617	4.87%	1,562	9.2%
Consumer loans	937	0.07%	967	0.07%	(30)	(12.4)%
Commercial equipment	61,104	4.32%	50,466	3.64%	10,638	84.3%
Gross loans	1,415,417	100.00%	1,387,186	100.00%	28,231	8.1%
Net deferred costs (fees)	1,691	0.12%	1,363	0.10%	328	96.3%
Total loans, net of deferred costs	$1,417,108		$1,388,549		$28,559	8.2%

BY LOAN TYPE	September 30, 2019%		December 31, 2018%		$ Change	Annualized % Change
Commercial real estate	$932,344	65.86%	$878,016	65.18%	$54,328	8.3%
Residential first mortgages	163,727	11.57%	156,709	11.63%	7,018	6.0%
Residential rentals	121,170	8.56%	124,298	9.23%	(3,128)	(3.4)%
Construction and land development	30,774	2.17%	29,705	2.21%	1,069	4.8%
Home equity and second mortgages	36,182	2.56%	35,561	2.64%	621	2.3%
Commercial loans	69,179	4.89%	71,680	5.32%	(2,501)	(4.7)%
Consumer loans	937	0.07%	751	0.06%	186	33.0%
Commercial equipment	61,104	4.32%	50,202	3.73%	10,902	29.0%
Gross loans	1,415,417	100.00%	1,346,922	100.00%	68,495	6.8%
Net deferred costs (fees)	$1,691	0.12%	$1,183	0.09%	508	57.3%
Total loans, net of deferred costs	$1,417,108		$1,348,105		$69,003	6.8%

The acquisition of County First and 2018 and 2019 organic loan growth have changed the composition of the loan portfolios. The growth in the commercial real estate and commercial portfolios should increase asset sensitivity over time. Commercial real estate increased from 63.25% of gross loans at 2017Q4 to 65.86% at 2019Q3. Regulatory concentrations for non-owner occupied commercial real estate and construction at 2019Q3 were $610 million or 311% and $137 million or 70%, respectively. Acquired and non-acquired loans at September 30, 2019 and December 31, 2018 were as follows:

BY ACQUIRED AND NON-ACQUIRED	September 30, 2019%		December 31, 2018%
Acquired loans - performing	82,629	5.84%	103,667	7.70%
Acquired loans - purchase credit impaired ("PCI")	2,803	0.20%	3,220	0.24%
Total acquired loans	85,432	6.04%	106,887	7.94%
Non-acquired loans**	1,329,985	93.96%	1,240,035	92.06%
Gross loans	1,415,417	100.00%	1,346,922	100.00%
Net deferred costs (fees)	1,691	0.12%	1,183	0.09%
Total loans, net of deferred costs	1,417,108		1,348,105

** Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

At 2019Q3 acquired performing loans, which totaled $82.6 million, included a $1.3 million net acquisition accounting fair market value adjustment, representing a 1.61% discount and PCI loans which totaled $2.8 million, included a $597,000 adjustment, representing a 17.56% discount.

Total deposits increased $130.3 million or 9.1% (12.2% annualized) to $1,560.0 million at 2019Q3 compared to $1,429.6 million at 2018Q4. The $130.3 million increase was comprised of a $142.6 million increase to transaction deposits and a $12.3 million decrease to time deposits. Non-interest bearing demand deposits have increased $34.0 million or 16.3% to $243.4 million (15.6% of deposits) at 2019Q3 compared to $209.4 million (14.7% of deposits) at 2018Q4. The Bank typically experiences a reduction in transaction deposits during the first quarter as our business customers use transaction account balances to pay expenses and taxes accrued in the prior year. During the second quarter deposit balances generally increase through the end of the year. Transaction accounts decreased $13.3 million in first quarter of 2019 while time deposits increased $22.8 million. During the second quarter of 2019, transaction accounts increased $64.5 million while time deposits decreased $9.3 million. During the third quarter of 2019, transaction accounts increased $91.4 million while time deposits decreased $25.8 million.

Reciprocal deposits are used to maximize FDIC insurance available to our customers. Under the Federal Deposit Insurance Act reciprocal deposits are no longer considered brokered deposits unless they exceed 20% of a bank’s liabilities or $5.0 billion. Reciprocal deposits increased $135.8 million to $370.7 million at 2019Q3 compared to $234.9 million at December 31, 2018 ("2018Q4"). Reciprocal deposits as a percentage of the Bank’s liabilities at 2019Q3 were 22.4% and as a result $39.6 million of reciprocal deposits were considered brokered deposits for call reporting purposes.

At 2019Q3 and 2018Q4, total deposits consisted of $1,538.9 million and $1,376.5 million in retail deposits and $21.1 million and $53.1 million in wholesale brokered deposits. Wholesale brokered deposits include traditional brokered deposits and do not include reciprocal deposits considered brokered deposits for call reporting purposes. The Bank increased retail deposits $389.3 million or 39.4% during 2018 to $1,376.5 million at December 31, 2018 as a result of the acquisition of County First and organic growth, largely due to growth in municipal relationships. Municipal relationships include multiple accounts with treasury and cash management services, including operating and other accounts. Typically the relationships include other services and products such as payroll, lock box services, positive pay, and automated clearing house transactions. Management believes that the diversity of products and services safeguard the stability of the relationships. Most of the municipal relationships’ balances are maintained in reciprocal deposits. To ensure available liquidity the Company has enhanced procedures to track municipal deposit concentrations and manage the impact of seasonal balance fluctuations.

At 2019Q3 the Company had on-balance sheet liquidity of $252.6 million, which consists of cash and cash equivalents, available for sale (“AFS”) securities and equity securities carried at fair value through income. The Company generally does not pledge AFS securities. The Company had $194.0 million in available FHLB lines at September 30, 2019, which does not include any pledged AFS securities. In addition, there was $40.6 million in unpledged held-to-maturity securities available for pledging.

The Company uses brokered deposits and other wholesale funding to supplement funding when loan growth exceeds core deposit growth and for asset-liability management purposes. Wholesale funding as a percentage of assets decreased to 4.93% or $91.5 million at 2019Q3 compared to 6.43% or $108.5 million at 2018Q4. Wholesale funding includes traditional brokered deposits and Federal Home Loan Bank (“FHLB”) advances. Wholesale funding has decreased from 18.63% at December 31, 2017 (“2017Q4”) because of the Bank’s increased liquidity from organic deposit growth and the 2018 acquisition. Liquidity improved with the increase in transaction deposits and decrease in wholesale funding that began in 2018. The Company’s net loan to deposit ratio decreased from 103.1% at 2017Q4 to 93.5% at 2018Q4 and to 90.1% at 2019Q3.

Total stockholders’ equity increased $12.9 million, or 8.4%, to $167.4 million at 2019Q3 compared to $154.5 million at 2018Q4. This increase primarily resulted from net income of $11.2 million, an increase in accumulated other comprehensive income of $3.6 million and net stock related activities in connection with stock-based compensation and ESOP activity of $189,000. These increases to stockholders’ equity were partially offset by decreases due to common dividends paid of $2.0 million, and repurchases of common stock of $17,000. The Company increased its quarterly dividend from $0.10 in 2018Q4 to $0.125 in 2019. The Company’s ratio of tangible common equity to tangible assets increased to 8.37% at 2019Q3 from 8.41% at 2018Q43. The Company’s Common Equity Tier 1 (“CET1”) ratio was 10.35% at 2019Q3 and 10.36% at 2018Q4. The Company remains well capitalized at September 30, 2019 with a Tier 1 capital to average assets (leverage ratio) of 9.49% at 2019Q3 compared to 9.50% at 2018Q4.

[3]	The Company had no intangible assets prior to January 1, 2018. Therefore, tangible common equity and tangible assets were the same as common equity and total assets.

Asset Quality

Non-accrual loans and OREO to total assets decreased 24 basis points from 1.62% at 2018Q4 to 1.38% at 2019Q3. Non-accrual loans, OREO and TDRs to total assets decreased 60 basis points from 2.02% at 2018Q4 to 1.42% at 2019Q3.

Non-accrual loans decreased $3.85 million from $19.3 million at 2018Q4 to $15.4 million at 2019Q3. The decrease in non-accrual loans during the first nine months was largely the result of approximately $3.8 million of one classified relationship that was moved into OREO during the first quarter. In addition, a $1.8 million non-accrual loan was sold at carrying value with no charge-offs in 2019Q1. Non-accrual loans increased $2.1 million during the third quarter of 2019 from $13.3 million at 2019Q2 compared to $15.4 million at 2019Q3 primarily as a result of reclassifying a $1.4 million delinquent TDR that was performing in the previous quarter. At 2019Q3, $12.9 million or 84% of total non-accruals of $15.4 million relate to six customer relationships. At 2018Q4, $15.3 million or 79% of total non-accruals of $19.3 million related to four customer relationships. Non-accrual loans of $3.7 million (24%) were current with all payments of principal and interest with no impairment at 2019Q3. Delinquent non-accrual loans were $11.7 million (76%) with specific reserves of $1.4 million at 2019Q3.

Classified assets decreased $3.7 million from $40.8 million at 2018Q4 to $37.2 million at 2019Q3. Management considers classified assets to be an important measure of asset quality. The following is a breakdown of the Company’s classified and special mention assets at September 30, 2019, June 30, 2019, March 31, 2019 and December 31, 2018, 2017, 2016 and 2015, respectively:

Classified Assets and Special Mention Assets

(dollars in thousands)	As of 9/30/2019	As of 6/30/2019	As of 3/31/2019	As of 12/31/2018	As of 12/31/2017	As of 12/31/2016	As of 12/31/2015
Classified loans
Substandard	$26,971	$26,146	$24,277	$32,226	$40,306	$30,463	$31,943
Doubtful	—	—	—	—	—	137	861
Total classified loans	26,971	26,146	24,277	32,226	40,306	30,600	32,804
Special mention loans	—	—	—	—	96	—	1,642
Total classified and special mention loans	$26,971	$26,146	$24,277	$32,226	$40,402	$30,600	$34,446
Classified loans	26,971	26,146	24,277	32,226	40,306	30,600	32,804
Classified securities	—	435	465	482	651	883	1,093
Other real estate owned	10,195	10,307	10,949	8,111	9,341	7,763	9,449
Total classified assets	$37,166	$36,888	$35,691	$40,819	$50,298	$39,246	$43,346
Total classified assets as a percentage of total assets	2.00%	2.10%	2.08%	2.42%	3.58%	2.94%	3.79%
Total classified assets as a percentage of Risk Based Capital	18.63%	18.82%	18.52%	21.54%	32.10%	26.13%	30.19%

The Company reported a $450,000 provision for loan loss expense in 2019Q3 compared to $40,000 in 2018Q3. The provision for loan loss in 2019YTDQ3 was $1.3 million compared to $940,000 in 2018YTDQ3. Allowance for loan loss levels decreased to 0.79% of total loans at 2019Q3 compared to 0.81% at 2018Q4. The allowance as a percentage of non-acquired loans decreased four basis points to 0.85% at 2019Q3 from 0.89% at 2018Q4.

Net charge-offs in 2019YTDQ3 were $1.0 million compared to net charge-offs of $716,000 in 2018YTDQ3. Management’s determination of the adequacy of the allowance is based on a periodic evaluation of the portfolio with consideration given to: overall loss experience; current economic conditions; size, growth and composition of the loan portfolio; financial condition of the borrowers; current appraised values of underlying collateral and other relevant factors that, in management’s judgment, warrant recognition in determining an adequate allowance. Improvements to baseline charge-off factors for the periods used to evaluate the adequacy of the allowance as well as improvements in some qualitative factors, such as improvements in classified assets were offset by increases in other qualitative factors, such as increased portfolio growth and concentrations. The specific allowance is based on management’s estimate of realizable value for particular loans. Management believes that the allowance is adequate.

About The Community Financial Corporation - Headquartered in Waldorf, MD, The Community Financial Corporation is the bank holding company for Community Bank of the Chesapeake, a full-service commercial bank with assets of approximately $1.9 billion. Through its branch offices and commercial lending centers, Community Bank of the Chesapeake offers a broad range of financial products and services to individuals and businesses. The Company’s banking centers are located at its main office in Waldorf, Maryland, and branch offices in Waldorf, Bryans Road, Dunkirk, Leonardtown, La Plata, Charlotte Hall, Prince Frederick, Lusby and California, Maryland; and downtown Fredericksburg, Virginia. More information about Community Bank of the Chesapeake can be found at www.cbtc.com.

Use of non-GAAP Financial Measures - Statements included in this press release include non-GAAP financial measures and should be read along with the accompanying tables, which provide a reconciliation of non-GAAP financial measures to GAAP financial measures. The Company’s management uses these non-GAAP financial measures, and believes that non-GAAP financial measures provide additional useful information that allows readers to evaluate the ongoing performance of the Company. Non-GAAP financial measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company’s performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP financial measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the results or financial condition as reported under GAAP.

Forward-looking Statements - This news release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements can generally be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements include, without limitation, those relating to the Company’s and Community Bank of the Chesapeake’s future growth and management’s outlook or expectations for revenue, assets, asset quality, profitability, business prospects, net interest margin, non-interest revenue, allowance for loan losses, the level of credit losses from lending, liquidity levels, capital levels, or other future financial or business performance strategies or expectations, and any statements of the plans and objectives of management for future operations products or services, including the expected benefits from, and/or the execution of integration plans relating to the County First acquisition; or any other acquisition that we undertake in the future; plans and cost savings regarding branch closings or consolidation; any statement of expectation or belief; projections related to certain financial metrics; and any statement of assumptions underlying the foregoing. These forward-looking statements express management’s current expectations or forecasts of future events, results and conditions, and by their nature are subject to and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Factors that might cause actual results to differ materially from those made in such statements include, but are not limited to: the synergies and other expected financial benefits from the County First acquisition, or any other acquisition that we undertake in the future; may not be realized within the expected time frames; changes in The Community Financial Corporation or Community Bank of the Chesapeake’s strategy, costs or difficulties related to integration matters might be greater than expected; availability of and costs associated with obtaining adequate and timely sources of liquidity; the ability to maintain credit quality; general economic trends; changes in interest rates; loss of deposits and loan demand to other financial institutions; substantial changes in financial markets; changes in real estate value and the real estate market; regulatory changes; the impact of government shutdowns or sequestration; the possibility of unforeseen events affecting the industry generally; the uncertainties associated with newly developed or acquired operations; the outcome of litigation that may arise; market disruptions and other effects of terrorist activities; and the matters described in “Item 1A Risk Factors” in the Company’s Annual Report on Form 10-K for the Year Ended December 31, 2018, and in its other Reports filed with the Securities and Exchange Commission (the “SEC”). The Company’s forward-looking statements may also be subject to other risks and uncertainties, including those that it may discuss elsewhere in this news release or in its filings with the SEC, accessible on the SEC’s Web site at www.sec.gov. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the SEC.

Data is unaudited as of September 30, 2019. This selected information should be read in conjunction with the financial statements and notes included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018.

CONTACTS:
William J. Pasenelli, Chief Executive Officer
Todd L. Capitani, Chief Financial Officer
888.745.2265

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED)
CONDENSED CONSOLIDATED INCOME STATEMENT

	Three Months Ended
(dollars in thousands, except per share amounts )	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Interest and Dividend Income
Loans, including fees	$16,542	$16,366	$16,129	$15,461	$15,085
Interest and dividends on securities	1,606	1,677	1,623	1,536	1,311
Interest on deposits with banks	111	75	45	45	88
Total Interest and Dividend Income	18,259	18,118	17,797	17,042	16,484
Interest Expense
Deposits	3,867	3,966	3,768	3,486	2,835
Short-term borrowings	140	235	334	125	142
Long-term debt	727	658	658	606	746
Total Interest Expense	4,734	4,859	4,760	4,217	3,723
Net Interest Income (NII)	13,525	13,259	13,037	12,825	12,761
Provision for loan losses	450	375	500	465	40
NII After Provision For Loan Losses	13,075	12,884	12,537	12,360	12,721
Noninterest Income
Loan appraisal, credit, and misc. charges	147	138	58	42	81
Unrealized gains (losses) on equity securities	35	65	56	5	(8)
Income from bank owned life insurance	223	222	217	225	227
Service charges	834	828	730	794	770
Total Noninterest Income	1,239	1,253	1,061	1,066	1,070
Noninterest Expense
Salary and employee benefits	5,353	4,881	4,803	4,633	4,739
Occupancy expense	730	753	806	867	744
Advertising	250	163	197	167	165
Data processing expense	793	755	720	786	769
Professional fees	523	606	418	293	442
Merger and acquisition costs	—	—	—	5	11
Depreciation of premises and equipment	165	166	189	202	207
Telephone communications	46	66	52	47	62
Office supplies	34	33	37	37	31
FDIC Insurance	2	160	175	158	185
OREO valuation allowance and expenses	263	432	56	141	165
Core deposit intangible amortization	169	175	181	187	193
Other	896	926	771	718	779
Total Noninterest Expense	9,224	9,116	8,405	8,241	8,492
Income before income taxes	5,090	5,021	5,193	5,185	5,299
Income tax expense	1,397	1,394	1,316	1,371	1,441
Net Income	$3,693	$3,627	$3,877	$3,814	$3,858

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except per share amounts)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Assets
Cash and due from banks	$37,923	$26,894	$16,711	$24,064	$26,718
Federal funds sold	42,205	8,350	—	5,700	36,099
Interest-bearing deposits with banks	36,563	3,102	2,997	3,272	8,778
Securities available for sale (AFS), at fair value	131,288	130,212	128,400	119,976	107,962
Securities held to maturity (HTM), at amortized cost	88,654	95,657	95,495	96,271	97,217
Equity securities carried at fair value through income	4,665	4,603	4,511	4,428	4,359
Non-marketable equity securities held in other financial institutions	209	209	209	209	249
Federal Home Loan Bank (FHLB) stock - at cost	4,510	3,236	3,874	3,821	2,547
Loans receivable	1,417,108	1,388,549	1,364,437	1,348,105	1,308,654
Less: allowance for loan losses	(11,252)	(10,918)	(10,846)	(10,976)	(10,739)
Net Loans	1,405,856	1,377,631	1,353,591	1,337,129	1,297,915
Goodwill	10,835	10,835	10,835	10,835	10,708
Premises and equipment, net	22,320	22,575	22,922	22,922	22,433
Other real estate owned (OREO)	10,195	10,307	10,949	8,111	8,207
Accrued interest receivable	5,213	5,431	5,331	4,957	5,032
Investment in bank owned life insurance	36,958	36,734	36,513	36,295	36,071
Core deposit intangible	2,281	2,450	2,625	2,806	2,993
Net deferred tax assets	5,979	5,915	6,232	6,693	6,999
Right of use assets - operating leases	8,521	9,729	10,044	—	—
Other assets	1,557	2,578	708	1,738	2,122
Total Assets	$1,855,732	$1,756,448	$1,711,947	$1,689,227	$1,676,409
Liabilities and Stockholders' Equity
Liabilities
Deposits
Non-interest-bearing deposits	$243,425	$226,712	$214,432	$209,378	$217,151
Interest-bearing deposits	1,316,535	1,267,730	1,224,735	1,220,251	1,235,220
Total deposits	1,559,960	1,494,442	1,439,167	1,429,629	1,452,371
Short-term borrowings	15,000	10,000	35,000	35,000	5,000
Long-term debt	55,387	30,403	20,419	20,436	20,451
Guaranteed preferred beneficial interest in junior subordinated debentures (TRUPs)	12,000	12,000	12,000	12,000	12,000
Subordinated notes - 6.25%	23,000	23,000	23,000	23,000	23,000
Lease liabilities - operating leases	8,607	9,797	10,080	—	—
Accrued expenses and other liabilities	14,369	13,161	13,201	14,680	13,439
Total Liabilities	1,688,323	1,592,803	1,552,867	1,534,745	1,526,261
Stockholders' Equity
Common stock	56	56	56	56	56
Additional paid in capital	84,713	84,613	84,497	84,396	84,246
Retained earnings	81,682	78,689	75,757	72,594	69,295
Accumulated other comprehensive income (loss)	1,715	1,044	(473)	(1,846)	(2,633)
Unearned ESOP shares	(757)	(757)	(757)	(718)	(816)
Total Stockholders' Equity	167,409	163,645	159,080	154,482	150,148
Total Liabilities and Stockholders' Equity	$1,855,732	$1,756,448	$1,711,947	$1,689,227	$1,676,409
Common shares issued and outstanding	5,583,492	5,582,438	5,581,521	5,577,559	5,575,024

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS

	Three Months Ended
(dollars in thousands, except per share amounts)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
KEY OPERATING RATIOS
Return on average assets	0.84%	0.84%	0.91%	0.93%	0.96%
Return on average common equity	8.86	8.99	9.85	10.01	10.29
Average total equity to average total assets	9.50	9.38	9.27	9.27	9.34
Interest rate spread	3.07	3.06	3.05	3.11	3.22
Net interest margin	3.33	3.33	3.31	3.35	3.43
Cost of funds	1.21	1.27	1.25	1.14	1.03
Cost of deposits	1.05	1.10	1.07	0.99	0.84
Cost of debt	3.54	3.97	3.68	3.84	3.68
Efficiency ratio	62.48	62.82	59.62	59.33	61.40
Efficiency ratio - Non-GAAP **	60.84	60.11	59.46	58.30	60.09
Non-interest expense to average assets	2.10	2.12	1.98	2.00	2.11
Net operating expense to average assets	1.82	1.83	1.73	1.74	1.85
Net operating expense to average assets - Non-GAAP **	1.77	1.74	1.73	1.71	1.80
Avg. int-earning assets to avg. int-bearing liabilities	122.24	121.15	120.52	121.51	121.38
Net charge-offs to average loans	0.03	0.09	0.19	0.07	0.01
COMMON SHARE DATA
Basic net income per common share	$0.66	$0.65	$0.70	$0.69	$0.70
Diluted net income per common share	0.66	0.65	0.70	0.69	0.70
Cash dividends paid per common share	0.125	0.125	0.125	0.10	0.10
Basic - weighted average common shares outstanding	5,560,878	5,559,821	5,558,137	5,551,962	5,551,184
Diluted - weighted average common shares outstanding	5,560,878	5,559,821	5,558,137	5,551,962	5,551,184
ASSET QUALITY
Total assets	$1,855,732	$1,756,448	$1,711,947	$1,689,227	$1,676,409
Gross loans	1,415,417	1,387,186	1,363,176	1,346,922	1,307,737
Classified assets	37,166	36,888	35,691	40,819	37,369
Allowance for loan losses	11,252	10,918	10,846	10,976	10,739
Past due loans - 31 to 89 days	2,252	2,187	771	1,134	6,499
Past due loans >=90 days	11,673	10,459	5,701	11,110	9,666
Total past due loans (1)	13,925	12,646	6,472	12,244	16,165
Non-accrual loans (2)	15,433	13,288	13,815	19,282	16,350
Accruing troubled debt restructures (TDRs)	655	2,196	6,652	6,676	9,839
Other real estate owned (OREO)	10,195	10,307	10,949	8,111	8,207
Non-accrual loans, OREO and TDRs	$26,283	$25,791	$31,416	$34,069	$34,396

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
SELECTED FINANCIAL INFORMATION AND RATIOS

	Three Months Ended
(dollars in thousands, except per share amounts)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
ASSET QUALITY RATIOS
Classified assets to total assets	2.00%	2.10%	2.08%	2.42%	2.23%
Classified assets to risk-based capital	18.63	18.82	18.52	21.54	20.12
Allowance for loan losses to total loans	0.79	0.79	0.80	0.81	0.82
Allowance for loan losses to non-accrual loans	72.91	82.16	78.51	56.92	65.68
Past due loans - 31 to 89 days to total loans	0.16	0.16	0.06	0.08	0.50
Past due loans >=90 days to total loans	0.82	0.75	0.42	0.82	0.74
Total past due (delinquency) to total loans	0.98	0.91	0.47	0.91	1.24
Non-accrual loans to total loans	1.09	0.96	1.01	1.43	1.25
Non-accrual loans and TDRs to total loans	1.14	1.12	1.50	1.93	2.00
Non-accrual loans and OREO to total assets	1.38	1.34	1.45	1.62	1.46
Non-accrual loans, OREO and TDRs to total assets	1.42	1.47	1.84	2.02	2.05
COMMON SHARE DATA
Book value per common share	$29.98	$29.31	$28.50	$27.70	$26.93
Tangible book value per common share**	27.63	26.93	26.09	25.25	24.47
Common shares outstanding at end of period	5,583,492	5,582,438	5,581,521	5,577,559	5,575,024
OTHER DATA
Full-time equivalent employees	198	195	192	189	190
Branches	12	12	12	12	12
Loan Production Offices	5	5	5	5	5
CAPITAL RATIOS
Tier 1 capital to average assets	9.49%	9.48%	9.41%	9.50%	9.51%
Tier 1 common capital to risk-weighted assets	10.35	10.38	10.39	10.36	10.30
Tier 1 capital to risk-weighted assets	11.16	11.21	11.24	11.23	11.18
Total risk-based capital to risk-weighted assets	13.48	13.56	13.64	13.68	13.67
Common equity to assets	9.02	9.32	9.29	9.15	8.96
Tangible common equity to tangible assets **	8.37	8.63	8.57	8.41	8.21

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.

(1) Delinquency excludes Purchase Credit Impaired ("PCI") loans.
(2) Non-accrual loans include all loans that are 90 days or more delinquent and loans that are non-accrual due to the operating results or cash flows of a customer. Non-accrual loans can include loans that are current with all loan payments. At September 30, 2019 and December 31, 2018, the Company had current non-accrual loans of $3.7 million and $8.1 million, respectively.

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL QUARTERLY FINANCIAL DATA (UNAUDITED) - Continued
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Three Months Ended
(dollars in thousands, except per share amounts)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Efficiency ratio - GAAP basis
Noninterest expense	$9,224	$9,116	$8,405	$8,241	$8,492
Net interest income plus noninterest income	14,764	14,512	14,098	13,891	13,831

Efficiency ratio - GAAP basis	62.48%	62.82%	59.62%	59.33%	61.40%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$9,224	$9,116	$8,405	$8,241	$8,492
Non-GAAP adjustments:
Merger and acquisition costs	—	—	—	(5)	(11)
OREO valuation allowance and expenses	(263)	(432)	(56)	(141)	(165)
Noninterest expense - as adjusted	8,961	8,684	8,349	8,095	8,316

Net interest income plus noninterest income	14,764	14,512	14,098	13,891	13,831
Non-GAAP adjustments:
Unrealized (gains) losses on equity securities	(35)	(65)	(56)	(5)	8
Net interest income plus noninterest income - adjusted	$14,729	$14,447	$14,042	$13,886	$13,839

Efficiency ratio -Non-GAAP basis	60.84%	60.11%	59.46%	58.30%	60.09%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	$1,755,022	$1,721,196	$1,699,188	$1,644,808	$1,606,853

Noninterest expense	9,224	9,116	8,405	8,241	8,492
less: noninterest income	(1,239)	(1,253)	(1,061)	(1,066)	(1,070)
Net operating exp.	$7,985	$7,863	$7,344	$7,175	$7,422
Net operating exp. to average assets - GAAP basis	1.82%	1.83%	1.73%	1.74%	1.85%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,755,022	$1,721,196	$1,699,188	$1,644,808	$1,606,853

Net operating exp.	7,985	7,863	7,344	7,175	7,422
Non-GAAP adjustments noninterest expense:
Merger and acquisition costs	—	—	—	(5)	(11)
OREO valuation allowance and expenses	(263)	(432)	(56)	(141)	(165)
Non-GAAP adjustments non interest income:
Unrealized gains (losses) on equity securities	35	65	56	5	(8)
Net operating exp.-adjusted	$7,757	$7,496	$7,344	$7,034	$7,238
Net operating exp. to average assets - Non-GAAP basis	1.77%	1.74%	1.73%	1.71%	1.80%

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)
CONDENSED CONSOLIDATED INCOME STATEMENT

	Nine Months Ended September 30,
(dollars in thousands, except per share amounts)	2019	2018
Interest and Dividend Income
Loans, including fees	$49,037	$44,294
Interest and dividends on securities	4,906	3,617
Interest on deposits with banks	231	220
Total Interest and Dividend Income	54,174	48,131
Interest Expense
Deposits	11,601	7,196
Short-term borrowings	709	642
Long-term debt	2,043	2,231
Total Interest Expense	14,353	10,069
Net Interest Income (NII)	39,821	38,062
Provision for loan losses	1,325	940
NII After Provision For Loan Losses	38,496	37,122
Noninterest Income
Loan appraisal, credit, and misc. charges	343	141
Gain on sale of asset	—	1
Unrealized gains (losses) on equity securities	156	(86)
Income from bank owned life insurance	662	677
Service charges	2,392	2,269
Total Noninterest Income	3,553	3,002
Noninterest Expense
Salary and employee benefits	15,037	14,915
Occupancy expense	2,289	2,249
Advertising	610	504
Data processing expense	2,268	2,234
Professional fees	1,547	1,220
Merger and acquisition costs	—	3,620
Depreciation of premises and equipment	520	608
Telephone communications	164	230
Office supplies	104	112
FDIC Insurance	337	496
OREO valuation allowance and expenses	751	516
Core deposit intangible amortization	525	597
Other	2,593	2,607
Total Noninterest Expense	26,745	29,908
Income before income taxes	15,304	10,216
Income tax expense	4,107	2,802
Net Income	$11,197	$7,414

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)

	Nine Months Ended September 30,
	2019	2018
KEY OPERATING RATIOS
Return on average assets	0.87%	0.62%
Return on average common equity	9.22	6.68
Average total equity to average total assets	9.38	9.31
Interest rate spread	3.07	3.26
Net interest margin	3.32	3.46
Cost of funds	1.24	0.94
Cost of deposits	1.07	0.74
Cost of debt	3.72	3.06
Efficiency ratio	61.66	72.83
Efficiency ratio - Non-GAAP**	60.15	62.63
Non-interest expense to average assets	2.07	2.51
Net operating expense to average assets	1.79	2.26
Net operating exp. to average assets - Non-GAAP**	1.75	1.90
Avg. int-earning assets to avg. int-bearing liabilities	121.31	121.23
Net charge-offs to average loans	0.10	0.07
COMMON SHARE DATA
Basic net income per common share	$2.01	$1.34
Diluted net income per common share	2.01	1.34
Cash dividends paid per common share	0.38	0.30
Weighted average common shares outstanding:
Basic	5,559,622	5,550,020
Diluted	5,559,622	5,550,020

** Non-GAAP financial measure. See reconciliation of GAAP and NON-GAAP measures.

THE COMMUNITY FINANCIAL CORPORATION
SUPPLEMENTAL YEAR TO DATE FINANCIAL DATA (UNAUDITED)
RECONCILIATION OF GAAP AND NON-GAAP FINANCIAL MEASURES

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs, OREO gains and losses and OREO expenses, and gains and losses on sales of investments or other assets, that are not considered part of recurring operations. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Nine Months Ended September 30,
	2019	2018
Efficiency ratio - GAAP basis
Noninterest expense	$26,745	$29,908
Net interest income plus noninterest income	43,374	41,064

Efficiency ratio - GAAP basis	61.66%	72.83%

Efficiency ratio - Non-GAAP basis
Noninterest Expense	$26,745	$29,908
Non-GAAP adjustments:
Merger and acquisition costs	—	(3,620)
OREO valuation allowance and expenses	(751)	(516)
Noninterest expense - as adjusted	25,994	25,772

Net interest income plus noninterest income	43,374	41,064
Non-GAAP adjustments:
(Gains) losses on sale of asset	—	(1)
Unrealized (gains) losses on equity securities	(156)	86
Net interest income plus noninterest income - adjusted	$43,218	$41,149

Efficiency ratio -Non-GAAP basis	60.15%	62.63%

Net operating exp. to average assets ratio - GAAP basis
Average Assets	1,725,339	1,589,438

Noninterest expense	26,745	29,908
Less: Noninterest income	(3,553)	(3,002)
Net operating exp.	$23,192	$26,906
Net operating exp. to average assets - GAAP basis	1.79%	2.26%

Net operating exp. to average assets ratio -Non-GAAP basis
Average Assets	$1,725,339	$1,589,438

Net operating exp.	23,192	26,906
Non-GAAP adjustments noninterest expense:
Merger and acquisition costs	—	(3,620)
OREO valuation allowance and expenses	(751)	(516)
Non-GAAP adjustments non interest income:
Gains (losses) on sale of asset	—	1
Unrealized gains (losses) on equity securities	156	(86)
Net operating exp.-adjusted	$22,597	$22,685
Net operating exp. to average assets - Non-GAAP basis	1.75%	1.90%

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES THREE MONTHS ENDED (UNAUDITED)

Reconciliation of US GAAP Net Income, Earnings Per Share (EPS), Return on Average Assets (ROAA) and Return on Average Common Equity (ROACE) to Non-GAAP Operating Net Income, EPS, ROAA and ROACE

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs and the fourth quarter 2017 income tax expense attributable to the revaluation of deferred tax assets as a result of the reduction in the corporate income tax rate under the recently enacted Tax Cuts and Jobs Act. These expenses are not considered part of recurring operations, such as “operating net income,” “operating earnings per share,” “operating return on average assets,” and “operating return on average common equity.” These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Net income (as reported)	3,693	3,627	3,877	3,814	3,858
Merger and acquisition costs (net of tax)	—	—	—	4	8
Non-GAAP operating net income	3,693	3,627	3,877	3,818	3,866

Income before income taxes (as reported)	5,090	5,021	5,193	5,185	5,299
Merger and acquisition costs ("M&A")	—	—	—	5	11
Adjusted pretax income	5,090	5,021	5,193	5,190	5,310
Income tax expense	1,397	1,394	1,316	1,372	1,444
Non-GAAP operating net income	3,693	3,627	3,877	3,818	3,866

GAAP diluted earnings per share ("EPS")	$0.66	$0.65	$0.70	$0.69	$0.70
Non-GAAP operating diluted EPS before M&A	$0.66	$0.65	$0.70	$0.69	$0.70

GAAP return on average assets ("ROAA")	0.84%	0.84%	0.91%	0.93%	0.96%
Non-GAAP operating ROAA before M&A	0.84%	0.84%	0.91%	0.93%	0.96%

GAAP return on average common equity ("ROACE")	8.86%	8.99%	9.85%	10.01%	10.29%
Non-GAAP operating ROACE before M&A	8.86%	8.99%	9.85%	10.02%	10.31%

Net income	$3,693	$3,627	$3,877	$3,814	$3,858
Weighted average common shares outstanding	5,560,878	5,559,821	5,558,137	5,551,962	5,551,184
Average assets	$1,755,022	$1,721,196	$1,699,188	$1,644,808	$1,606,853
Average equity	166,695	161,376	157,443	152,406	150,013

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES YEARS ENDED (UNAUDITED)

Reconciliation of US GAAP Net Income, Earnings Per Share (EPS), Return on Average Assets (ROAA) and Return on Average Common Equity (ROACE) to Non-GAAP Operating Net Income, EPS, ROAA and ROACE

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain operating performance measures, which exclude merger and acquisition costs. These expenses are not considered part of recurring operations, such as “operating net income,” “operating earnings per share,” “operating return on average assets,” and “operating return on average common equity.” These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

	Nine Months Ended September 30,
(dollars in thousands, except per share amounts)	2019	2018
Net income (as reported)	$11,197	$7,414
Merger and acquisition costs (net of tax)	—	2,689
Non-GAAP operating net income	$11,197	$10,103

Income before income taxes (as reported)	$15,304	$10,216
Merger and acquisition costs ("M&A")	—	3,620
Adjusted pretax income	15,304	13,836
Income tax expense	4,107	3,733
Non-GAAP operating net income	$11,197	$10,103

GAAP diluted earnings per share ("EPS")	$2.01	$1.34
Non-GAAP operating diluted EPS before M&A	$2.01	$1.82

GAAP return on average assets ("ROAA')	0.87%	0.62%
Non-GAAP operating ROAA before M&A	0.87%	0.85%

GAAP return on average common equity ("ROACE")	9.22%	6.68%
Non-GAAP operating ROACE before M&A	9.22%	9.10%

Net income	$11,197	$7,414
Weighted average common shares outstanding	5,559,622	5,550,020
Average assets	$1,725,339	$1,589,438
Average equity	161,873	148,022

THE COMMUNITY FINANCIAL CORPORATION
RECONCILIATION OF NON-GAAP MEASURES YEARS ENDED (UNAUDITED)

Reconciliation of US GAAP total assets, common equity, common equity to assets and book value to Non-GAAP tangible assets, tangible common equity, tangible common equity to tangible assets and tangible book value.

This press release, including the accompanying financial statement tables, contains financial information determined by methods other than in accordance with generally accepted accounting principles, or GAAP. This financial information includes certain performance measures, which exclude intangible assets. These non-GAAP measures are included because the Company believes they may provide useful supplemental information for evaluating the underlying performance trends of the Company.

(dollars in thousands, except per share amounts)	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Total assets	$1,855,732	$1,756,448	$1,711,947	$1,689,227	$1,676,409
Less: intangible assets
Goodwill	10,835	10,835	10,835	10,835	10,708
Core deposit intangible	2,281	2,450	2,625	2,806	2,993
Total intangible assets	13,116	13,285	13,460	13,641	13,701
Tangible assets	$1,842,616	$1,743,163	$1,698,487	$1,675,586	$1,662,708

Total common equity	$167,409	$163,645	$159,080	$154,482	$150,148
Less: intangible assets	13,116	13,285	13,460	13,641	13,701
Tangible common equity	$154,293	$150,360	$145,620	$140,841	$136,447

Common shares outstanding at end of period	5,583,492	5,582,438	5,581,521	5,577,559	5,575,024

GAAP common equity to assets	9.02%	9.32%	9.29%	9.15%	8.96%
Non-GAAP tangible common equity to tangible assets	8.37%	8.63%	8.57%	8.41%	8.21%

GAAP common book value per share	$29.98	$29.31	$28.50	$27.70	$26.93
Non-GAAP tangible common book value per share	$27.63	$26.93	$26.09	$25.25	$24.47

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

	For the Three Months Ended September 30,						For the Three Months Ended
	2019			2018			September 30, 2019			June 30, 2019
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets
Interest-earning assets:
Loan portfolio	$1,377,165	$16,542	4.80%	$1,279,242	$15,085	4.72%	$1,377,165	$16,542	4.80%	$1,354,456	$16,366	4.83%
Investment securities, federal funds sold and interest-bearing deposits	246,396	1,717	2.79%	208,627	1,399	2.68%	246,396	1,717	2.79%	240,160	1,752	2.92%
Total Interest-Earning Assets	1,623,561	18,259	4.50%	1,487,869	16,484	4.43%	1,623,561	18,259	4.50%	1,594,616	18,118	4.54%
Cash and cash equivalents	26,253			23,765			26,253			20,306
Goodwill	10,835			10,604			10,835			10,835
Core deposit intangible	2,392			3,120			2,392			2,564
Other assets	91,981			81,495			91,981			92,875
Total Assets	$1,755,022			$1,606,853			$1,755,022			$1,721,196

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	$70,669	$18	0.10%	$73,114	$19	0.10%	$70,669	$18	0.10%	$70,472	$18	0.10%
Interest-bearing demand and money market accounts	706,574	1,624	0.92%	611,039	1,093	0.72%	706,574	1,624	0.92%	683,572	1,655	0.97%
Certificates of deposit	453,014	2,225	1.96%	445,081	1,723	1.55%	453,014	2,225	1.96%	472,118	2,293	1.94%
Long-term debt	40,447	223	2.21%	34,696	242	2.79%	40,447	223	2.21%	20,189	148	2.93%
Short-term debt	22,509	140	2.49%	26,870	142	2.11%	22,509	140	2.49%	34,874	235	2.70%
Subordinated Notes	23,000	359	6.24%	23,000	360	6.26%	23,000	359	6.24%	23,000	359	6.24%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	145	4.83%	12,000	144	4.80%	12,000	145	4.83%	12,000	151	5.03%
Total Interest-Bearing Liabilities	1,328,213	4,734	1.43%	1,225,800	3,723	1.21%	1,328,213	4,734	1.43%	1,316,225	4,859	1.48%
Noninterest-bearing demand deposits	235,950			216,580			235,950			218,381
Other liabilities	24,164			14,460			24,164			25,214
Stockholders' equity	166,695			150,013			166,695			161,376
Total Liabilities and Stockholders' Equity	$1,755,022			$1,606,853			$1,755,022			$1,721,196

Net interest income		$13,525			$12,761			$13,525			$13,259
Interest rate spread			3.07%			3.22%			3.07%			3.06%
Net yield on interest-earning assets			3.33%			3.43%			3.33%			3.33%
Ratio of average interest-earning assets to average interest bearing liabilities			122.24%			121.38%			122.24%			121.15%
Average loans to average deposits			93.93%			95.05%			93.93%			93.76%
Average transaction deposits to total average deposits **			69.10%			66.93%			69.10%			67.32%

Cost of funds			1.21%			1.03%			1.21%			1.27%
Cost of deposits			1.05%			0.84%			1.05%			1.10%
Cost of debt			3.54%			3.68%			3.54%			3.97%

Note: Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $242,000, $161,000 and $209,000 of accretion interest for the three months ended September 30, 2019 and 2018, and June 30, 2019, respectively.
** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
AVERAGE CONSOLIDATED BALANCE SHEETS AND NET INTEREST INCOME (UNAUDITED)

	For the Nine Months Ended September 30,
	2019			2018
(dollars in thousands)	Average Balance	Interest	Average Yield/ Cost	Average Balance	Interest	Average Yield/ Cost
Assets
Interest-earning assets:
Loan portfolio	1,358,878	49,037	4.81%	1,273,164	44,294	4.64%
Investment securities, federal funds sold and interest-bearing deposits	239,714	5,137	2.86%	194,440	3,837	2.63%
Total Interest-Earning Assets	1,598,592	54,174	4.52%	1,467,604	48,131	4.37%
Cash and cash equivalents	21,438			24,978
Goodwill	10,835			10,345
Core deposit intangible	2,565			3,304
Other assets	91,909			83,207
Total Assets	1,725,339			1,589,438

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Savings	70,559	53	0.10%	74,169		$0.08%
Interest-bearing demand and money market accounts	690,208	4,984	0.96%	553,386	2,432	0.59%
Certificates of deposit	458,376	6,564	1.91%	457,621	4,720	1.38%
Long-term debt	27,094	515	2.53%	40,820	754	2.46%
Short-term debt	36,492	709	2.59%	49,560	642	1.73%
Subordinated Notes	23,000	1,078	6.25%	23,000	1,078	6.25%
Guaranteed preferred beneficial interest in junior subordinated debentures	12,000	450	5.00%	12,000	399	4.43%
Total Interest-Bearing Liabilities	1,317,729	14,353	1.45%	1,210,556	10,069	1.11%
Noninterest-bearing demand deposits	221,315			217,738
Other liabilities	24,422			13,122
Stockholders' equity	161,873			148,022
Total Liabilities and Stockholders' Equity	1,725,339			1,589,438

Net interest income		39,821			38,062
Interest rate spread			3.07%			3.26%
Net yield on interest-earning assets			3.32%			3.46%
Ratio of average interest-earning assets to average interest bearing liabilities			121.31%			121.23%
Average loans to average deposits			94.34%			97.72%
Average transaction deposits to total average deposits **			68.18%			64.88%

Cost of funds			1.24%			0.94%
Cost of deposits			1.07%			0.74%
Cost of debt			3.72%			3.06%

Note: Loan average balance includes non-accrual loans. There are no tax equivalency adjustments. There was $624,000 and $635,000 of accretion interest during the nine months ended September 30, 2019 and 2018, respectively.
** Transaction deposits exclude time deposits.

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF LOAN PORTFOLIO (UNAUDITED)
(dollars in thousands)

BY LOAN TYPE	September 30, 2019%		June 30, 2019%		March 31, 2019%		December 31, 2018%		September 30, 2018%
Commercial real estate	$932,344	65.86%	$917,948	66.18%	$891,165	65.37%	$878,016	65.18%	$847,945	64.84%
Residential first mortgages	163,727	11.57%	156,670	11.29%	156,653	11.49%	156,709	11.63%	156,565	11.97%
Residential rentals	121,170	8.56%	121,990	8.79%	124,518	9.13%	124,298	9.23%	125,383	9.59%
Construction and land development	30,774	2.17%	35,662	2.57%	32,798	2.41%	29,705	2.21%	28,788	2.20%
Home equity and second mortgages	36,182	2.56%	35,866	2.59%	36,746	2.70%	35,561	2.64%	36,360	2.78%
Commercial loans	69,179	4.89%	67,617	4.87%	70,725	5.19%	71,680	5.32%	62,083	4.75%
Consumer loans	937	0.07%	967	0.07%	851	0.06%	751	0.06%	730	0.06%
Commercial equipment	61,104	4.32%	50,466	3.64%	49,720	3.65%	50,202	3.73%	49,883	3.81%
Gross loans	1,415,417	100.00%	1,387,186	100.00%	1,363,176	100.00%	1,346,922	100.00%	1,307,737	100.00%
Net deferred costs (fees)	1,691	0.12%	1,363	0.10%	1,261	0.09%	1,183	0.09%	917	0.07%
Total loans, net of deferred costs	$1,417,108		$1,388,549		$1,364,437		$1,348,105		$1,308,654

BY ACQUIRED AND NON-ACQUIRED	September 30, 2019%		June 30, 2019%		March 31, 2019%		December 31, 2018%		September 30, 2018%
Acquired loans - performing	$82,629	5.84%	$88,353	6.37%	$98,136	7.20%	$103,667	7.70%	$107,142	8.19%
Acquired loans - purchase credit impaired ("PCI")	2,803	0.20%	2,772	0.20%	3,227	0.24%	3,220	0.24%	3,511	0.27%
Total acquired loans	85,432	6.04%	91,125	6.57%	101,363	7.44%	106,887	7.94%	110,653	8.46%
Non-acquired loans**	1,329,985	93.96%	1,296,061	93.43%	1,261,813	92.56%	1,240,035	92.06%	1,197,084	91.54%
Gross loans	1,415,417	100.00%	1,387,186	100.00%	1,363,176	100.00%	1,346,922	100.00%	1,307,737	100.00%
Net deferred costs (fees)	1,691	0.12%	1,363	0.10%	1,261	0.09%	1,183	0.09%	917	0.07%
Total loans, net of deferred costs	$1,417,108		$1,388,549		$1,364,437		$1,348,105		$1,308,654

** Non-acquired loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments.

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF LOAN PORTFOLIO (UNAUDITED) - Continued
(dollars in thousands)

	September 30, 2019				December 31, 2018
(dollars in thousands)	PCI	All other loans**	Total	%	PCI	All other loans**	Total	%
Commercial real estate	$1,732	$930,612	$932,344	65.86%	$1,785	$876,231	$878,016	65.18%
Residential first mortgages	451	163,276	163,727	11.57%	466	156,243	156,709	11.63%
Residential rentals	317	120,853	121,170	8.56%	897	123,401	124,298	9.23%
Construction and land development	—	30,774	30,774	2.17%	—	29,705	29,705	2.21%
Home equity and second mortgages	303	35,879	36,182	2.56%	72	35,489	35,561	2.64%
Commercial loans	—	69,179	69,179	4.89%	—	71,680	71,680	5.32%
Consumer loans	—	937	937	0.07%	—	751	751	0.06%
Commercial equipment	—	61,104	61,104	4.32%	—	50,202	50,202	3.73%
Gross loans	2,803	1,412,614	1,415,417	100.00%	3,220	1,343,702	1,346,922	100.00%
Net deferred costs (fees)	—	1,691	1,691	0.12%	—	1,183	1,183	0.09%
Total loans, net of deferred costs	$2,803	$1,414,305	$1,417,108		$3,220	$1,344,885	$1,348,105

**All other loans include loans transferred from acquired pools following release of acquisition accounting FMV adjustments. There were no acquired loans before December 31, 2017.

THE COMMUNITY FINANCIAL CORPORATION
ALLOWANCE FOR LOAN LOSSES (UNAUDITED)

(dollars in thousands)	For the Three Months Ended
	September 30, 2019	June 30, 2019	March 31, 2019	December 31, 2018	September 30, 2018
Beginning of period	$10,918	$10,846	$10,976	$10,739	$10,725

Charge-offs	(144)	(333)	(742)	(254)	(219)
Recoveries	28	30	112	26	193
Net charge-offs	(116)	(303)	(630)	(228)	(26)

Provision for loan losses	450	375	500	465	40
End of period	$11,252	$10,918	$10,846	$10,976	$10,739

Net charge-offs to average loans (annualized)	(0.03)%	(0.09)%	(0.19)%	(0.07)%	(0.01)%

Breakdown of general and specific allowance as a percentage of gross loans
General allowance	$9,776	$9,737	$9,788	$9,796	$9,729
Specific allowance	1,476	1,181	1,058	1,180	1,010
	$11,252	$10,918	$10,846	$10,976	$10,739

General allowance	0.69%	0.70%	0.72%	0.73%	0.74%
Specific allowance	0.10%	0.09%	0.08%	0.08%	0.08%
Allowance to gross loans	0.79%	0.79%	0.80%	0.81%	0.82%

Allowance to non-acquired gross loans	0.85%	0.84%	0.86%	0.89%	0.90%

Allowance+ Non-PCI FV Mark	$12,600	$12,410	$12,540	$12,836	$12,735
Allowance+ Non-PCI FV Mark to gross loans	0.89%	0.89%	0.92%	0.95%	0.97%

THE COMMUNITY FINANCIAL CORPORATION
SUMMARY OF DEPOSITS (UNAUDITED)

	September 30, 2019		June 30, 2019		March 31, 2019		December 31, 2018		September 30, 2018
(dollars in thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Noninterest-bearing demand	$243,425	15.60%	$226,712	15.17%	$214,432	14.90%	$209,378	14.65%	$217,151	14.95%
Interest-bearing:
Demand	539,512	34.59%	458,686	30.69%	411,029	28.56%	437,170	30.58%	448,299	30.87%
Money market deposits	274,743	17.61%	277,823	18.59%	272,994	18.97%	266,160	18.62%	274,039	18.87%
Savings	67,544	4.33%	70,652	4.73%	70,873	4.92%	69,892	4.89%	71,003	4.89%
Certificates of deposit	434,736	27.87%	460,569	30.82%	469,839	32.65%	447,029	31.27%	441,879	30.42%
Total interest-bearing	1,316,535	84.40%	1,267,730	84.83%	1,224,735	85.10%	1,220,251	85.35%	1,235,220	85.05%
Total Deposits	$1,559,960	100.00%	$1,494,442	100.00%	$1,439,167	100.00%	$1,429,629	100.00%	$1,452,371	100.00%

Transaction accounts	$1,125,224	72.13%	$1,033,873	69.18%	$969,328	67.35%	$982,600	68.73%	$1,010,492	69.58%